Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2021

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 28, 2021 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2021 results: The Company’s revenues in the first quarter 2021 were $41.7 million, compared to $38.4 million in the first quarter 2020, an increase of $3.2 million, or 8.4%.

The Company’s revenues from its lime and limestone operations in the first quarter 2021 were $41.4 million, compared to $38.2 million in the first quarter 2020, an increase of $3.1 million, or 8.2%. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020, contributed $2.2 million to the Company’s lime and limestone revenues for the first quarter 2021. The increase in Company revenues in the first quarter 2021, compared to the first quarter 2020, resulted primarily from increased sales of the Company’s lime and limestone products, principally due to the addition of limestone sales by Carthage to agriculture and roofing customers, and increased sales to the Company’s construction customers, partially offset by decreased sales to the Company’s oil and gas services customers. First quarter 2021 revenues were also favorably impacted by increases in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $11.8 million in the first quarter 2021, compared to $9.9 million in the first quarter 2020, an increase of $1.9 million, or 19.5%. The Company’s gross profit from its lime and limestone operations in the first quarter 2021 was $11.8 million, compared to $10.0 million in the first quarter 2020, an increase of $1.8 million, or 17.6%. The increase in gross profit in the first quarter 2021, compared to the first quarter 2020, resulted primarily from the increased revenues discussed above and increased operating efficiencies.

Selling, general and administrative (“SG&A”) expenses were $3.1 million in the first quarter 2021, compared to $3.2 million in the first quarter 2020, a decrease of $0.2 million, or 4.7%, primarily due to higher legal expenses in the first quarter 2020 related to the acquisition of Carthage, partially offset by increased stock-based compensation expense, principally due to higher prices for the Company’s common stock.

The Company reported net income of $7.0 million ($1.24 per share diluted) in the first quarter 2021, compared to $5.5 million ($0.98 per share diluted) in the first quarter 2020, an increase of $1.5 million, or 26.8%.

Federal, state, and local governmental restrictions in response to the COVID-19 pandemic have continued to impact general business activities in the markets for the Company’s lime and limestone products. While vaccination programs are having a positive effect on the resumption of normal business activities, the COVID-19 pandemic is ongoing, and its magnitude and continuing effects remain uncertain.

In February 2021, the Southern United States experienced severe winter storms which interrupted transportation, commerce, and utility services in the affected areas, including the delivery of electricity and natural gas to the Company’s plants. While the Company’s operations were briefly curtailed, the Company’s plants did not sustain any significant damage from the storms.

“During the first quarter 2021, we continued to see strong demand from our construction customers and improved demand from our environmental and steel customers,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We are pleased that, through the efforts of our dedicated team, we continue to navigate our way through the COVID-19 pandemic and were successful in mitigating the adverse impact of February’s winter storms on our operations and plants.”

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on June 11, 2021 to shareholders of record at the close of business on May 21, 2021.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
INCOME STATEMENTS

Revenues	$41,674	$38,440
Cost of revenues	29,869	28,563
Gross profit	$11,805	$9,877

Selling, general and administrative expenses	$3,067	$3,219
Operating profit	$8,738	$6,658
Interest expense	62	62
Interest and other income, net	(34)	(247)
Income tax expense	1,679	1,299
Net income	$7,031	$5,544

Income per share of common stock:
Basic	$1.24	$0.99
Diluted	$1.24	$0.98
Weighted-average shares outstanding:
Basic	5,651	5,624
Diluted	5,664	5,634
Cash dividends per share of common stock	$0.160	$0.160

	March 31,	December 31,
	2021	2020
BALANCE SHEETS
Assets:
Current assets	$131,445	$123,996
Property, plant and equipment, net	151,638	152,461
Other non-current assets	2,327	2,641
Total assets	$285,410	$279,098
Liabilities and Stockholders’ Equity:
Current liabilities	$10,743	$11,588
Deferred tax liabilities, net	22,271	21,531
Other long-term liabilities	2,626	2,787
Stockholders’ equity	249,770	243,192
Total liabilities and stockholders’ equity	$285,410	$279,098

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